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                                                                  Exhibit 23 (B)



The Boards of Directors
The Travelers Life and Annuity Company and
The Travelers Insurance Company:


We consent to the inclusion in this Pre-Effective Amendment No. 1 to the registration statement (No. 33-58677) on Form S-2, filed by The Travelers Life and Annuity Company and The Travelers Insurance Company, of our reports, dated January 17, 1995, and to the reference to our firm as experts under the heading "Independent Accountants" in the prospectus. Our reports refer to a change in accounting for investments in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



                                                           KPMG PEAT MARWICK LLP


Hartford, Connecticut
July 10, 1995